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Exhibit 12

GTE South Incorporated

STATEMENTS OF THE RATIO OF EARNINGS TO FIXED CHARGES

(Thousands of Dollars)


                                                                Years Ended December 31,
                                         --------------------------------------------------------------------
                                            1996        1995        1994      1993(a)      1993        1992
                                         --------------------------------------------------------------------
Net earnings available for fixed
charges:
  Income before extraordinary charges    $260,694    $202,599    $129,187    $205,898    $ 99,735    $195,090
  Add - Income taxes                      160,478     121,897      77,308     151,757      85,712     108,869
       - Fixed charges                     55,631      64,164      66,105      99,716      99,716     100,382
                                         --------    --------    --------    --------    --------    --------
Adjusted earnings                        $476,803    $388,660    $272,600    $457,371    $285,163    $404,341
                                         ========    ========    ========    ========    ========    ========
Fixed charges:
  Interest expense                       $ 51,914    $ 58,553    $ 60,038    $ 92,822    $ 92,822    $ 93,731
  Portion of rent expense
     representing interest                  3,717       5,611       6,067       6,894       6,894       6,651
                                         --------    --------    --------    --------    --------    --------

Adjusted fixed charges                   $ 55,631    $ 64,164    $ 66,105    $ 99,716    $ 99,716    $100,382
                                         ========    ========    ========    ========    ========    ========

RATIO OF EARNINGS TO FIXED
  CHARGES                                    8.57        6.06        4.12        4.59        2.86        4.03


(a) Results for 1993 exclude an after-tax restructuring charge of approximately $100 million for the implementation of a re-engineering plan and a one-time after-tax charge of approximately $6 million related to the enhanced early retirement and voluntary separation programs offered to eligible employees in 1993.